UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2011

The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27101 Puerta Real, Suite 450, Mission Viejo, CA	92691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 487-9500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On July 15, 2011, The Ensign Group, Inc. (the “Company”) entered into a Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, among the Company and the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender (the “Credit Agreement”). The Credit Agreement consists of a $75 million term loan, all of which was outstanding on July 15, 2011, and a $75 million revolving loan, which is undrawn as of the date hereof. Approximately $40,000,000 of the term loan was deployed to refinance an existing mortgage that was previously secured by six of Ensign’s 58 owned facilities. Amounts borrowed pursuant to the Credit Agreement are guaranteed by certain of the Company’s wholly-owned subsidiaries and secured by substantially all of the Company’s personal property.
Under the Credit Agreement, the Company must maintain compliance with specified financial covenants measured on a quarterly basis, including a maximum leverage ratio ranging from 3.25:1 to 3.5:1, an interest/rent coverage ratio of not less than 2.5:1and an asset coverage ratio of 1.25:1 (each as set forth in further detail in the Credit Agreement). The Credit Agreement also includes certain additional affirmative and negative covenants, including limitations on the incurrence of additional indebtedness, liens, investments in other businesses and capital expenditures.
Loans outstanding under the Credit Agreement bear interest, at the Company’s election, either a base rate (as defined in the Credit Agreement) plus an initial margin of 1.50% or the London Interbank Offered Rate (“LIBOR”) plus an initial margin of 2.50%. Under the terms of the Credit Agreement, the applicable margin adjusts based on the Company’s leverage ratio as set forth in further detail in the Credit Agreement. In addition, the Company has a commitment fee on the unused portion of the revolving line of credit that ranges from 0.30% to 0.50% based on the Company’s leverage ratio for the applicable four-quarter period.
The term loan requires principal payments of 1.25% of the original principal amount issued on the last business day of each of September, December, March and June, commencing on September 30, 2011, with the balance due July 15, 2016. Amounts borrowed under the term loan may be prepaid at any time without penalty except for breakage costs. Commitments under the revolving loan terminate on July 15, 2016. The Company is required to prepay the loans from net cash proceeds from the sale or disposition of assets, insurance and condemnation proceeds and other extraordinary payments subject to certain baskets and reinvestment allowances (each as set forth in the Credit Agreement).
The Company and its subsidiaries maintain the right to borrow against their real estate assets up to the greater of $100 million and the Company’s Consolidated EBITDA for the most recently ended four consecutive quarters provided that the Company is in compliance with the Credit Agreement and that the additional debt would not cause any covenant violation of the Credit Agreement. Furthermore, the Company has the right to increase its borrowings under the term loan and/or the revolving loan by an additional $100 million provided that the Company is in compliance with the Credit Agreement, that the additional debt would not cause any covenant violation of the Credit Agreement, and that existing or new lenders within the Credit Agreement agree to increase their commitments.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit and Term Loan Agreement, which is filed together as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01	Other Events.
On July 18, 2011, the Company issued a press release regarding the securing of the loan described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
No.	Description

10.1	Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, among The Ensign Group, Inc. and the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

99.1	Press Release of the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.
/s/ SUZANNE D. SNAPPER
Chief Financial Officer
Dated: July 19, 2011

Exhibit Index

Exhibit
No.	Description

10.1	Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, among The Ensign Group, Inc. and the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

99.1	Press Release of the Company